Exhibit 99.1

INTERPHARM ANNOUNCES MARCH 31, 2003 QUARTERLY RESULTS

Commack, NY/EWORLDWIRE/ July 15, 2003. Interpharm Holdings, Inc. (AMEX: IPA) today announced the March 31, 2003 quarterly results for Interpharm, Inc, its wholly-owned subsidiary. Interpharm, Inc. was acquired by ATEC Group, Inc. on May 30, 2003. Immediately thereafter, ATEC sold its computer operations to a group consisting of former ATEC employees, and changed its name to Interpharm Holdings, Inc.

Interpharm, Inc.'s financial highlights are set forth below:

INTERPHARM, INC. Financial Highlights (Unaudited)
	For the Three Months Ended March 31,
	2003	2002
Net Revenues	$7,191,002	$5,888,788
Gross Profit	$1,366,290	$1,086,30
Operating Income	$802,288	$622,916
Net Income	$480,575	$371,489

Dr. Maganlal Sutaria, Chief Executive Officer of Interpharm Holdings, Inc., stated, "We are very pleased with our growth. Interpharm is dedicated to providing quality products with timely delivery to our customers at competitive prices. Our dedication to our customers has always been at the core of our success, and I believe this is reflected in our March 31 results."

Revenues for Interpharm, Inc. were $7,191,002, an increase of $1,302,214 or 22.1%, as compared to March 31, 2002. Gross Profit for the quarter was $1,366,290, up $279,989 or 25.77%, as compared to the same period last year. Operating Income for the quarter was $802,288, up $179,372 or 28.8%, as compared to the same period last year. Net Income was $480,575, an increase of $109,086 or 29.36%, as compared to March 31, 2002.

Bob Sutaria, President of Interpharm Holdings, Inc. and Interpharm, Inc., stated, "We have had immense demand from our existing customers. The company is beginning to realize the effects of our plant and fixed asset expansion program that was implemented last year." Bob further stated, "We intend to continue our strong commitment to capital investment and growth so that we can increase our production capacity to meet our customers' needs."

About Interpharm
Based in Hauppauge, New York, Interpharm, Inc., is in the business of developing, manufacturing, and distributing generic pharmaceutical products in the United States. Interpharm currently markets 20 products, representing various dosage strengths for 11 distinct drugs that it manufactures. Interpharm markets its products primarily to wholesalers and drug distributors principally through its internal sales staff as well as independent sales representatives. Between 2000 and 2002, Interpharm, Inc.'s revenues grew by approximately 118%, from approximately $11 million to approximately $24 million.

Forward-looking Statements
Statements made in this news release, may contain forward-looking statements concerning Interpharm Holdings, Inc.'s and Interpharm, Inc.'s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond their control. Other risks inherent in Interpharm, Inc.'s business are described in ATEC Group, Inc.'s Definitive Proxy Statement, filed with the Securities and Exchange Commission on May 2, 2003. The acquisition of Interpharm, Inc. is described in the foregoing proxy materials, as well as in ATEC Group, Inc.'s Form 8-Ks filed with the Securities and Exchange Commission on February 27, 2003 and June 16, 2003. Interpharm Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For Information, please contact:
Munish K. Rametra
General Counsel
(631) 543-2800 Ext. 406